Exhibit 10.3

June 15, 2022

AMY TAYLOR

Re: Offer of Promotion by Zevia PBC

Dear Amy:

I am very pleased to confirm our offer to you of continued employment with Zevia PBC (the “Company” or “Zevia”) in the role of President and Chief Executive Officer. This offer and your continued employment relationship will be subject to the terms and conditions in this promotion letter (this “Letter”). The Company reserves the right to modify job titles, reporting structures, wages and benefits from time to time as it deems necessary and appropriate. The terms and conditions described in this Letter, including the compensation described herein, will become effective as of August 1, 2022, and will supersede and replace that certain offer letter dated June 9, 2021.

1.
Effective August 1, 2022 (your “Start Date”), your job title will be President and Chief Executive Officer, and you will report to the Board of Directors of the Company (the “Board”).
2.
As a regular full-time employee, you will be paid on a semi-monthly basis at an annual rate of $600,000.00 (your “Base Salary”), less payroll deductions and all required withholdings. The position is classified as exempt from the overtime provisions of state and federal law, which means you will not be paid overtime compensation. Your position will be subject to job performance reviews consistent with the review process applicable to other members of the Company’s executive leadership team.
3.
You agree to relocate from your current residence to the Los Angeles, California metropolitan area by no later than August 28, 2022. You will also be eligible to receive an allowance of $50,000 for moving expenses at the time of your relocation to California, which allowance shall be grossed up to cover the applicable tax withholdings on the allowance and the gross-up amount. The allowance will be paid via payroll on your first payroll check after relocation and will be subject to payroll deductions and all required withholdings.
4.
In connection with your promotion, the Company will pay you a cash retention bonus of $200,000.00 (the “Retention Bonus”), less payroll deductions and all required withholdings, within 60 days following August 1, 2022. In the event your employment with the Company is terminated by the Company for Cause (as defined in that certain Amended and Restated Severance Agreement between you and the Company effective as of August 1, 2022 (the “Severance Agreement”)) or you resign without Good Reason (as defined in the Severance Agreement), in either case, (i) on or prior to August 1, 2023, you will be required to repay the gross amount of the Retention Bonus, or (ii) after August 1, 2023, but on or prior to August 1, 2024, you will be required to repay one-half of the gross amount of the Retention Bonus, in each case, with such repayment due within 60 days of the effective date of such termination or resignation.
5.
You will also be eligible to earn discretionary merit-based compensation and the Company reserves the right to modify its plan for such potential additional compensation as circumstances change. Subject to you continuing employment with the Company through the bonus payment date, you will be eligible to earn an annual bonus upon your achieving certain milestones that will be determined by the Company’s Board of Directors in consultation with you. Your bonus target for 2022 is 100% of your Base Salary and will be paid no later than March 31, 2023.
6.
As approved by unanimous written consent of the Board on the date hereof, you will be granted options to purchase 463,745 shares of the Company’s common stock (the “Options”), subject to the terms and conditions set forth in the applicable award agreement and the Company’s equity incentive plan. 231,873 of the shares subject to the Option will have a per share exercise price equal to the closing price of the Company’s common stock on the Start Date, and 231,872 of the shares subject to the Option will have a per share exercise price equal to the greater of $7.50 or the closing price of the Company’s common stock on Start Date.
7.
Subject to the approval of the Board or the Compensation Committee of the Board (the “Compensation Committee”), you will receive a long-term incentive award for 2023 in a form of award that is no less favorable than the awards granted to other executives of the Company, with the minimum size of such award equal to the lesser of: (i) 1% of the outstanding equity of Company or (ii) a grant date fair value equal to $1.8 million.
8.
You will continue to be eligible for benefits, vacation, sick/personal days, and company holidays at least as favorable as those benefits offered to other members of the Company’s executive leadership team. You will also continue to be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses you incur in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.
9.
As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you have previously executed the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and Mutual Arbitration Agreement (the “Arbitration Agreement”). You hereby acknowledge the continued effectiveness and enforceability of the Confidentiality Agreement and the Arbitration Agreement, and you expressly reaffirm your commitment to abide by the terms of the Confidentiality Agreement and the Arbitration Agreement. We wish to impress upon you that we do not want you, and we hereby direct you not, to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may

15821 Ventura Boulevard, Suite 145

Encino, California 91436

have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or then-proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You represent that your signing of this Letter, the Confidentiality Agreement and your continued employment with the Company will not violate any agreement currently in place between yourself and past employers. For the avoidance of doubt, nothing in this Letter or the Confidentiality Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
10.
You will continue to be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice, subject to the terms of the Severance Agreement.
11.
If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Letter in the space indicated and return it to our SVP, People at soley@zevia.com. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Letter. Should you have anything else that you wish to discuss, please do not hesitate to call me.
12.
As a Zevia employee, you are required to follow its rules and regulations, and you have previously acknowledged in writing that you have read the Zevia employee handbook, accessible through Zevia’s HR department and public network. In order to retain necessary flexibility in the administration of its policies and procedures, Zevia reserves the right to change or revise its policies, procedures, and benefits at any time.
13.
This Letter, the Confidentiality Agreement, the Arbitration Agreement, the Severance Agreement and any outstanding equity award agreements constitute the entire agreement between you and the Company regarding the terms and conditions of your continued employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and either an authorized member of the Board or an authorized officer of the Company, as approved by the Board or the Compensation Committee of the Board.

We look forward to continuing to work with you at the Company. We are very excited about your new role and this new phase for Zevia. Please sign and date this Letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

15821 Ventura Boulevard, Suite 145

Encino, California 91436

Very truly yours,

/s/ Philip H. O'Brien

PHILIP H. O’BRIEN

Lead Independent Director and Chair of the Compensation Committee

I have read and understand this Letter and hereby acknowledge, accept and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of my promotion offer except as specifically set forth herein.

AMY TAYLOR

/s/ Amy Taylor

15821 Ventura Boulevard, Suite 145

Encino, California 91436